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                                                           EXHIBITS 8 and 23(b)

                           JONES, DAY, REAVIS & POGUE
                                 77 West Wacker
                         Chicago, Illinois  60601-1692





                                 March 9, 1995



The Detroit Edison Company
2000 Second Avenue
Detroit, Michigan  48226

Dear Sirs:

    We have acted as counsel to The Detroit Edison Company, a Michigan corporation (the "Company"), in connection with a planned corporate restructuring (the "Exchange") in which the Company will become a subsidiary of a new holding company named DTE Holdings, Inc., a Michigan corporation ("Holding Company"), and the current holders of the outstanding shares of Company Common Stock will become holders of all the outstanding shares of Holding Company Common Stock.

    The planned restructuring is more fully described in the Form S-4 Registration Statement of Holding Company originally filed with the Securities and Exchange Commission on February 1, 1995 and as amended through the date hereof (the "Registration Statement"), to which this opinion is an exhibit, and the Prospectus and Proxy Statement (the "Prospectus") comprising a part of the Registration Statement.

    The restructuring will be effected pursuant to an Agreement and Plan of Exchange (the "Exchange Agreement"), the form of which is included as Exhibit A to the Prospectus, between the Company and Holding Company. Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Exchange Agreement.

    In connection with this opinion, we have assumed, with your consent, that (1) the Exchange will be effected in accordance with the Exchange Agreement and the laws of the State of Michigan and in the manner described in the Registration Statement, (2) all the provisions of the Exchange Agreement will be complied with, (3) the Exchange Agreement and the Prospectus





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The Detroit Edison Company
March 9, 1995
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describe the entire transaction and all related transactions, (4) the facts and representations made to us in a letter from the Company dated March 9, 1995, executed by a duly appointed officer of the Company, are true and correct, and
(5) there will be no change in any of the facts or representations material to this opinion between the date of this opinion and the Effective Time.

    Based upon and subject to the foregoing, it is our opinion, under presently applicable federal income tax law, that:

(1) No gain or loss will be recognized by a holder of Company Common Stock upon the exchange solely of such holder's Company Common Stock solely for Holding Company Common Stock.

(2) No income, gain or loss will be recognized on account of the Exchange by holders of Company Preferred Stock with respect to their Company Preferred Stock so long as such holders do not sell or exchange (including as a result of a redemption) their Company Preferred Stock in a transaction to which the Company or an affiliate of the Company is a party and which is treated as part of the Exchange.

(3) The basis of Holding Company Common Stock received by a former holder of Company Common Stock in an exchange described in (1) above in the aggregate will equal the basis of such former holder's Company Common Stock exchanged therefor, and the holding period for such Holding Company Common Stock will include the holding period for the Company Common Stock exchanged therefor to the extent that such Company Common Stock was held as a capital asset at the Effective Time.

(4) No gain or loss will be recognized by the Company or Holding Company on account of the Exchange or the issuance of Holding Company Common Stock to the former holders of Company Common Stock pursuant to the Exchange Agreement.

(5) The consummation of the Exchange will not result in the termination of the existence of the affiliated group of corporations of which the Company has been the common parent, and the Company will be included in such affiliated group of which Holding Company will become the new common parent.





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The Detroit Edison Company
March 9, 1995
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(6)    Any gain realized by the Company upon any distribution of the stock of the Company's existing subsidiaries involved in non-utility operations to Holding Company following the Exchange as a dividend with respect to the Company Common Stock held by Holding Company will not be currently taxable to the Company, but will be deferred.

    We have prepared the statements as to matters of law or legal conclusions with respect to certain federal income tax consequences of the Exchange under the caption "Item 2. Corporate Restructuring Proposal - Certain Federal Income Tax Consequences" in the Prospectus constituting a part of the Registration Statement. We are of the opinion that all such statements as to such matters are correct and we hereby consent to the use of such statements in the Registration Statement and to the use of our name in connection therewith.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Item 2. Corporate Restructuring Proposal - Certain Federal Income Tax Consequences" and "- Legal Opinions" in the Prospectus constituting a part of the Registration Statement.

                                                      Very truly yours,


                                                      JONES, DAY, REAVIS & POGUE